Exhibit 99.1

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES THE RESIGNATION OF ROBERT M. ROGERS, PRESIDENT AND CHIEF OPERATING OFFICER

BEDMINSTER, N.J. - NOVEMBER 20, 2012 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC), parent company of Peapack-Gladstone Bank, announces today that Robert M. Rogers, President and Chief Operating Officer, has resigned from his positions and from the Board of Directors of the Bank and the Company, effective December 31, 2012. After 25 years of dedicated service, Mr. Rogers has resigned for personal reasons and to pursue other interests.

Doug Kennedy, Chief Executive Officer stated, “Bob Rogers has been an integral part of the Company for many years. Through his loyalty and dedication, he has helped position Peapack-Gladstone Bank for the growth and expansion necessary for us to be successful in the years ahead. He will be thoroughly missed.”

In connection with this decision, the Company will be evaluating internal candidates along with several from outside of the organization to fill the role.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.58 billion as of September 30, 2012. Peapack-Gladstone Bank, its wholly-owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties. The Bank’s wealth management division, PGB Trust & Investments, operates at the Bank’s corporate offices located at 500 Hills Drive in Bedminster and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our website at www.pgbank.com or call 908-234-0700.

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Contact: Denise Pace-Sanders, Peapack-Gladstone Bank, VP Brand and Marketing Director, 500 Hills Drive, Suite 300, Bedminster, NJ, 07921 dpace@pgbank.com, (908) 470-3322.